UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Zep Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1310 Seaboard Industrial Boulevard Atlanta, Georgia 30318

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 6, 2011

Time:	1:00 p.m. Eastern Time

Date:	January 6, 2011

Place:	Zep Inc.—Research & Development Auditorium
1420 Seaboard Industrial Boulevard
Atlanta, Georgia 30318

Record Date:	Stockholders of record at the close of business on November 8, 2010 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Items of Business:

(1)Elect one director to serve until the 2013 annual meeting, which is the remaining term of a retiring director, and three directors with terms expiring at the 2014 annual meeting;

(2)Ratify the appointment of our independent registered public accounting firm; and

(3)Consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Internet Availability of Proxy Materials:	We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. Accordingly, on or about November 22, 2010, we mailed to certain of our registered and beneficial stockholders of record as of November 8, 2010, a Notice containing instructions on how to access our proxy materials and how to vote online. Other stockholders, in accordance with their prior requests, received an e-mail notification containing information on how to access our proxy materials and vote via the Internet, or were mailed copies of our proxy materials and a proxy card. The Notice contains instructions on how you can (i) receive a paper copy of the proxy material, or (ii) elect to receive your proxy material over the Internet next year, if you received them by mail this year.

Stockholders Register:	A list of the stockholders entitled to vote at the meeting may be examined during regular business hours at our offices, 1310 Seaboard Industrial Boulevard, Atlanta, Georgia, 30318, during the ten-day period preceding the meeting.

By order of the Board of Directors,

/s/ Philip A. Theodore

PHILIP A. THEODORE

Vice President, General Counsel and Corporate Secretary

November 22, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JANUARY 6, 2011:

This Notice of Annual Meeting and Proxy Statement

and the 2010 Annual Report are available on the following website:

http://www.proxyvoting.com/zep

Zep Inc.

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

PROXY STATEMENT

The Board of Directors of Zep Inc. (We, Our, or the Company) are furnishing this information in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on January 6, 2011, and at any adjournments or postponements thereof.

On or about November 22, 2010, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) to certain of our registered and beneficial stockholders of record as of November 8, 2010. Beginning on the date of the mailing of the Notice, all stockholders and beneficial owners were able to access the proxy materials and the Company’s 2010 Annual Report, including the Company’s Annual Report on Form 10-K for its fiscal year ended August 31, 2010, at the website referred to in the Notice and to vote their shares of our common stock by providing a proxy to the Company or by furnishing voting instructions with respect to shares of our common stock, via the Internet to the brokerage firm or other institution that owns the shares on their behalf, as the case may be. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by furnishing voting instructions to your broker or financial institution. For your vote to be counted, you must communicate your voting decisions to your broker or other financial institution before the date of our stockholders’ meeting. The Notice also provides instructions on how you may request a paper copy of the proxy materials if you desire, how you may vote your shares of our common stock by furnishing a proxy to the Company and how you may provide voting instructions with respect to your shares of our common stock to the brokerage firm or other institution that owns the shares on your behalf, as the case may be, by mail or telephone. Other stockholders, in accordance with their prior requests, received an e-mail notification containing information on how to access our proxy materials and vote via the Internet, or, in the case of the Company’s plan participants, were mailed copies of our proxy materials and a proxy card.

All properly executed written proxies, and all properly completed proxies submitted by telephone or via the Internet, that are delivered pursuant to this solicitation and are entitled to vote will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 8, 2010 (the record date) are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 21,753,556 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2011 Annual Meeting of Stockholders. These three officers are John K. Morgan, Mark R. Bachmann and Philip A. Theodore.

What is a proxy statement?

It is a document that Securities and Exchange Commission, or SEC, regulations require that we give to you when we ask you to sign a proxy card designating John K. Morgan, Mark R. Bachmann and Philip A. Theodore as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. Only the stockholder of record may vote shares of our common stock at the meeting. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. This subject is discussed in detail below.

What is the record date and what does it mean?

The record date for the 2011 Annual Meeting is November 8, 2010. The record date was established by the Board of Directors (the Board) as required by the Delaware General Corporation Law (Delaware Law). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

What if I sign and return my proxy, but do not provide voting instructions?

Proxies that are properly delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on proxies signed and returned, proxies will be voted for the election of the nominees for director listed below and for ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2011 as stated on the proxy card.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet. You may use the Internet as described on the proxy card or on the Notice to vote your shares of our common stock by giving us a proxy. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in our Employee Stock Purchase Plan, or in our 401(k) plan. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card or Notice for specific instructions.

By Telephone. You may vote your shares of our common stock by giving us a proxy using the toll-free number listed on the proxy card or on the Notice. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in our Employee Stock Purchase Plan, or in our 401(k) plan. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card or Notice for specific instructions.

By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided.

In Person. You may vote in person at the meeting. However, street name stockholders may only vote in person at the meeting if they have a legal proxy, as described in the following question.

How do I vote as a street name stockholder?

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2011 Annual Meeting, in person or by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

How are abstentions and broker non-votes counted?

Abstentions will be considered as present for purposes of establishing a quorum. If a broker or other nominee indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter and has not received instructions from the beneficial owner (a broker non-vote), those shares will be considered as present for purposes of establishing a quorum but will not be entitled to vote with respect to that matter. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by furnishing voting instructions to your broker or financial institution. Accordingly, broker non-votes may arise with respect to the proposal for the election of directors.

What vote is required to approve each item?

According to the Company’s By-Laws, each of the proposed items will be determined as follows:

Election of Directors: The election of directors will be determined by a plurality of votes cast, which means the four persons receiving the greatest number of affirmative votes cast at the annual meeting will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome of the election of directors. There is no cumulative voting in the election of directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director nominee or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

All other matters: The outcome of all other matters submitted for a vote at the 2011 Annual Meeting will be determined by a majority of votes cast, except as may otherwise be required by law.

How are proxies solicited, and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and associates may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We reserve the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, but we do not currently intend to do so. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

QUESTIONS RELATING TO COMMUNICATIONS,

GOVERNANCE AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management Directors by writing to the Chairman of the Nominating and Corporate Governance Committee, and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on the Company’s website at www.zepinc.com under “Investors,” then “Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Director Independence Standards

•	Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

•	Code of Ethics and Business Conduct

Any interested party may receive copies of any of these documents by requesting them in writing. Such request should be directed to the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318.

Our SEC filings, including Section 16 filings, are available under the “SEC Filings” heading of the “Investor” section on the Company’s website. Information on our website is not and should be considered a part of this proxy statement.

How are directors nominated?

The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, manufacturing and distribution technologies, and industry knowledge. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, President and Chief Executive Officer.

Director Nominations by Stockholders. The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. The Nominating and Corporate Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained in “Next Annual Meeting—Stockholder Proposals.”

How does the Company Manage Risk?

The Board and its committees have both general and specific risk oversight responsibilities. While the Board has broad responsibility to provide oversight of significant risks to the Company primarily through direct engagement with our management, it has delegated certain ongoing risk oversight responsibilities to its committees as set forth in the respective committee charters. The committees are responsible to report to the Board concerning their respective oversight activities and elevate review of risk issues as appropriate. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee reviews and discusses with management and internal audit our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures at least quarterly and whenever warranted. With the assistance of an outside consultant, the Compensation Committee conducts an annual compensation risk-assessment process to review the risk profile of our compensation-related programs, including those applicable to our named executive officers. During the annual compensation risk assessment, the Chief Compliance Officer considers whether our various compensation programs and practices for all employees encourage excessive risk-taking and whether they are in line with our long-term strategic goals. In addition to the evaluation by our Compensation Committee, the Board also receives regular updates from management of higher risk activities that we face, such as our environmental risks and status of pending litigation. Each of our Directors has access to our Chief Financial Officer, Chief Compliance Officer and any other members of our management to discuss any potential risks when warranted.

What is the Leadership Structure of our Board of Directors?

The leader of our Board of Directors is the Chairman. Our bylaws provide that our Board shall designate either the Chairman of the Board or our President as the Company’s chief executive officer. Our Corporate Governance Guidelines provide that our independent directors will select a Lead Director from among themselves. The Lead Director’s role exists, according to our Corporate Governance Guidelines, (i) to provide leadership to the Board when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that the Board operates independently of management; and (iii) to provide our Directors with an independent leadership contact.

The Lead Director’s responsibilities as set forth in our Corporate Governance Guidelines include:

•

chairing an executive session during each Board meeting without management (including without the Chairman and Chief Executive Officer) present in order to give Directors an opportunity to fully and frankly discuss issues, and provide feedback and counsel to the Chairman and Chief Executive Officer concerning the issues considered;

•	acting as liaison between the Board and Chief Executive Officer;

•

establishing, in consultation with the Chairman and Chief Executive Officer, and with the Nominating and Corporate Governance Committee, procedures to govern and evaluate the Board’s work, to ensure, on behalf of shareholders, that the Board is (i) appropriately approving Company strategy; and (ii) supervising management’s progress against achieving that strategy; and

•	ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of documentary materials in support of management’s proposals.

Our Board decided to vest the offices of Chairman, President and Chief Executive Officer in Mr. Morgan because it believes that combining the roles of Chairman, President and Chief Executive Officer facilitates the flow of information between management and the Board, while providing the appropriate balance between independent oversight of management and efficiency of the operation of the Board. Furthermore, our Board believes that having the Board’s deliberation of strategic alternatives framed by the person who is the most knowledgeable about the Company and its industry and who is also responsible for executing the strategy is the optimal means for the Board to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for our company and does not affect its approach to risk oversight.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The number of members of our Board of Directors is currently fixed at eight. Mr. Earnest W. Deavenport, Jr., whose term of office as a director was scheduled to expire at our 2013 Annual Meeting, will retire from our Board of Directors on December 1, 2010. The Board has nominated Mr. Timothy M. Manganello to serve for the remainder of Mr. Deavenport’s term. Information regarding Mr. Manganello is set forth below.

The Board has delegated certain functions to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and each committee has adopted a charter (see “Questions Relating to Communications, Governance and Company Documents”). The table below sets forth the membership of each of the committees after giving effect to Mr. Deavenport’s retirement on December 1, 2010:

Director	Audit	Compensation	Governance
J. Veronica Biggins	X	X	—
Ronald D. Brown	X	Chair*	—
O.B. Grayson Hall, Jr.	—	X	X
Sidney J. Nurkin	X	—	Chair
Joseph Squicciarino	Chair	—	—
Timothy T. Tevens	X	—	X

*	The Company anticipates that Mr. Brown will be selected to be the Chairman of the Compensation Committee following Mr. Deavenport’s retirement.

During the fiscal year ended August 31, 2010, the Board met eight times. All directors attended more than 90% of all meetings held by the Board and their respective committees during fiscal 2010. The Company does not have a policy regarding director attendance at its annual meetings; however, it is expected that each continuing director will attend each annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Lead Director, who will be Sidney J. Nurkin following Mr. Deavenport’s retirement.

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Company, as set forth in the Committee’s report below and in its charter (see “Questions Relating to Communications, Governance, and Company Documents”). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the chief financial officer, the chief compliance officer, and the general counsel, without other management present. The Board has determined that Mr. Squicciarino satisfies the “audit committee financial expert” criteria adopted by the SEC and that he has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held six meetings during fiscal 2010.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the named executive officers and non-employee directors, as set forth in its charter (see “Questions Relating to Communications, Governance, and Company Documents”). The Compensation Committee meets privately with an independent compensation consultant without management present when deemed appropriate by the Committee. The Compensation Committee will evaluate the performance of the independent consultant in relation to the Committee’s functions and responsibilities annually. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the Code) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Committee held seven meetings during fiscal 2010.

The Nominating and Corporate Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board as set forth in its charter and including, but not limited to, recommending Corporate Governance Guidelines, overseeing the periodic evaluation of the Board in meeting its corporate governance responsibilities, overseeing the periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board, as explained in greater detail above under “Questions Relating to Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal 2010.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2010 were Earnest W. Deavenport, Jr. (Chairman), J. Veronica Biggins, Ronald D. Brown, O.B. Grayson Hall, Jr. and Timothy T. Tevens, none of whom are or were our officers or employees. Mr. Tevens was replaced as a member of the Compensation Committee by Mr. Brown upon Mr. Brown’s election to the Board in January 2010. There were no compensation committee interlocks during fiscal 2010.

COMPENSATION OF DIRECTORS

We compensated our non-employee directors as described below. Our compensation program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of the Company’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Mr. Morgan, as an employee, receives no additional compensation for services as a director of our Board.

Fiscal 2010 Director Fees

Each non-employee director receives an annual director fee in the amount of $65,000, which includes meeting fees for the first five Board meetings and the first five meetings attended for each committee on which the non-employee director serves. Non-employee directors receive $1,000 for each Board meeting attended in excess of five Board meetings each fiscal year and $750 for each committee meeting attended in excess of five committee meetings of each committee each fiscal year. The directors serving as chairman of the Nominating and Corporate Governance and Compensation Committees receive an additional fee of $5,000. The director serving as chairman of the Audit Committee receives an additional fee of $10,000. The director serving as Lead Director of the Board also receives an additional fee of $10,000. Fifty percent of the annual fee, or $32,500, is required to be deferred under the terms of the deferred compensation plan described below. The remaining fees may be deferred at the election of the director.

Fiscal 2010 Equity Awards

Each non-employee director receives an annual equity award valued at $50,000. We last granted equity awards to each non-employee director in September 2009 in the form of restricted stock. The restricted stock awards vest ratably over a three-year period and earn dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders. Mr. Brown, who joined our Board in January 2010, received a restricted stock award valued at $50,000 concurrent with his election to the Board. Mr. Brown’s award becomes fully vested one year from the grant date and earns dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders.

Deferred Compensation Plan

Non-employee directors are required to defer one half of their annual director fee and may elect to defer the remaining portion of the annual fee, any additional fees or meeting fees pursuant to the deferred compensation plan for non-employee directors. The required deferred amounts are automatically invested in deferred stock units to be paid in shares and the optional deferred amounts may be invested in deferred stock units to be paid in shares or invested in an interest-bearing account to be paid in cash, each to be paid at retirement from the Board. Dividend equivalents on deferred stock units, which in the case of Mr. Deavenport include deferred stock units he received while serving on the board of directors of our former parent company, are credited to an interest-bearing account.

Stock Ownership Requirement

Each non-employee director is subject to a stock ownership requirement and a stock retention requirement. The stock ownership requirement provides that, over a five-year period, each director should attain ownership in our common stock valued at three times the base annual director fee at the time the program was established. Until they have reached their stock ownership requirement, each director must retain a portion of shares obtained through the deferral of fees, the vesting of restricted stock, or the exercise of stock options, if applicable. For these purposes, ownership includes stock held directly, unvested restricted stock and deferred stock units. Stock options, if any, are not taken into consideration in meeting the ownership requirements. At the end of fiscal 2010, all non-employee directors have achieved their ownership requirement other than Mr. Brown, who was elected in January 2010.

Fiscal 2010 Director Compensation

The following table sets forth information concerning the fiscal 2010 compensation of our non-employee directors. Our directors did not receive any Option Awards, did not have any Non-Equity Incentive Plan Compensation, and did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
J. Veronica Biggins	$68,750	$50,000	$2,098	$120,848
Ronald D. Brown	36,774	50,000	299	87,073
Earnest W. Deavenport, Jr.	85,250	50,000	14,616	149,866
O. B. Grayson Hall, Jr.	68,750	50,000	1,492	120,242
Sidney J. Nurkin	76,250	50,000	2,098	128,348
Joseph Squicciarino	81,250	50,000	2,098	133,348
Timothy T. Tevens	70,500	50,000	1,952	122,452

(1)	All fees earned in fiscal 2010 were paid or deferred as shown below. Share units are determined by dividing the deferred fees by the closing price of our common stock on the date of deferral.

	Fees Deferred into Deferred Compensation Plan as Stock Units		Paid in Cash
	$	#
J. Veronica Biggins	$32,500	1,690	$36,250
Ronald D. Brown	18,387	951	18,387
Earnest W. Deavenport, Jr.	85,250	4,442	-0-
O. B. Grayson Hall, Jr.	68,750	3,576	-0-
Sidney J. Nurkin	32,500	1,690	43,750
Joseph Squicciarino	32,500	1,690	48,750
Timothy T. Tevens	32,500	1,690	38,000

(2)	The amount reported represents the fair value of the restricted stock awarded to the non-employee directors in accordance with the provisions of FASB ASC Topic 718 for time-vested restricted stock. The closing stock price on the date awards were granted to Ms. Biggins and Messrs. Deavenport, Hall, Nurkin, Squicciarino and Tevens was $15.02, resulting in an award of 3,329 restricted shares to each director. The closing stock price on the date of Mr. Brown’s award was $21.93, resulting in an award of 2,280 restricted shares.
(3)	The aggregate number of shares of unvested restricted stock outstanding at August 31, 2010 for each director was: 7,749 for Ms. Biggins, 2,280 for Mr. Brown, 7,749 for Mr. Deavenport, 5,303 for Mr. Hall, 7,749 for Mr. Nurkin, 7,749 for Squicciarino, and 7,176 for Mr. Tevens.
(4)	The amounts shown include dividends paid and dividend equivalents accrued to each of the non-employee directors for unvested restricted stock and share units held in the directors deferred compensation plan.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of November 8, 2010, unless otherwise indicated, by each of the directors, by each nominee for director, by each of the named executive officers, by all directors and officers of the Company as a group, and by beneficial owners of more than five percent of the Company’s common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)(4)	Percent of Shares Outstanding(5)
Mark R. Bachmann	217,407	1.0%
J. Veronica Biggins	15,879	*
Ronald D. Brown	2,280	*
Robert P. Collins	117,170	*
Earnest W. Deavenport, Jr.	18,941	*
O. B. Grayson Hall, Jr.	5,961	*
Timothy M. Manganello	—	*
John K. Morgan	862,089	3.8%
Sidney J. Nurkin	15,879	*
Joseph Squicciarino	15,879	*
Jeffrey J. Sorensen	15,703	*
Timothy T. Tevens	14,159	*
Philip A. Theodore	29,693	*
C. Francis Whitaker, III (6)	40,289	*
All directors and executive officers as a group(14 persons)	1,371,329	6.1%

GAMCO Investors, Inc.(7)	3,411,593	15.7%
Wellington Management Company LLP(8)	2,921,648	13.4%
BlackRock, Inc. (9)	1,678,545	7.7%
Keeley Asset Management Corp.(10)	1,639,100	7.5%
Invesco, Ltd. (11)	1,377,197	6.3%

*	Represents less than one percent.
(1)	Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days of November 8, 2010 upon exercise of employee stock options. Options are included for the following individuals: Mr. Bachmann, 142,340 shares; Mr. Collins, 62,593 shares; Mr. Morgan, 640,945 shares; Mr. Sorensen, 8,142 shares; Mr. Whitaker, 27,250 shares; and all directors and executive officers as a group, 881,270 shares.
(3)	Includes time-vesting restricted stock, portions of which vest in July 2011 through 2014, August 2010 through 2014, October 2011 through 2014, September 2011 through 2013, January 2011 through 2013, September 2011 through 2012, November 2010 through 2011, and December 2010 through 2012. The executives have sole voting power over the unvested restricted stock. Restricted stock is included for the following individuals: Mr. Bachmann, 23,160 shares; Ms. Biggins, 6,496 shares; Mr. Brown, 2,280 shares; Mr. Collins, 26,210 shares; Mr. Deavenport, 8,999 shares; Mr. Hall, 4,193 shares; Mr. Morgan, 93,604 shares; Mr. Nurkin, 6,496 shares; Mr. Sorensen, 3,451 shares; Mr. Theodore, 17,615 shares; Mr. Squicciarino, 6,496 shares; Mr. Tevens, 5,923 shares; Mr. Whitaker, 6,436 shares; and all directors and executive officers as a group 211,359 shares.
(4)	Includes performance stock with respect to which the performance target has been achieved, portions of which will vest in September 2011 through 2013. The executives have sole voting power over performance stock that has achieved stock appreciation targets. Performance stock is included for the following individuals: Mr. Bachmann, 5,575 shares; Mr. Collins, 4,065 shares; Mr. Morgan, 24,719 shares; Mr. Sorensen, 3,136 shares; Mr. Whitaker, 1,510 shares; and all executive officers as a group, 39,005 shares.
(5)	Based on an aggregate of 21,753,556 shares of our common stock issued and outstanding as of November 8, 2010.
(6)	Mr. Whitaker resigned as an executive officer of the Company on July 16, 2010.
(7)	This information is based on a Schedule 13D/A filed with the SEC by GAMCO Investors, Inc. (“GAMCO”), One Corporate Center, Rye, New York 10580-1435, on November 8, 2010 on behalf of itself and certain affiliates. Each of GAMCO and its affiliates, and their respective executive officers and directors, has the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares or our common stock reported for it, except that (i) GAMCO does not have the authority to vote 87,200 of its reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of our common stock held by the funds so long as the aggregate voting interest of all affiliates of GAMCO reporting jointly with it does not exceed 25% of their total voting interest in our common stock and, in that event, the proxy voting committee of each fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to securities beneficially owned directly by the affiliates of GAMCO reporting jointly with it.
(8)	This information is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington”), 75 State Street, Boston, Massachusetts 02109, on February 12, 2010. Pursuant to the filing, Wellington shares voting authority on 2,132,762 of the shares reported and dispositive power on all of the shares reported.
(9)	This information is based on a Schedule 13G filed with the SEC by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, on January 29, 2010.
(10)	This information is based on a Schedule 13G filed with the SEC by Keeley Asset Management Corp. (“Keeley”), 401 South LaSalle Street, Chicago, Illinois 60605, on February 12, 2010 on behalf of itself and certain affiliates. Keeley shares beneficial ownership of 1,215,000 of the shares reported and does not have sole voting authority over 67,500 of the shares reported.
(11)	This information is based on a Schedule 13G/A filed with the SEC by Invesco, Ltd. (“Invesco”), 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309, on November 10, 2010 on behalf of itself and certain affiliates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, officers and persons who beneficially own more than 10% of the Company’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC, the New York Stock Exchange, and the Company. Based on our review of information received by the Company during the fiscal year, we believe that all required Section 16(a) filings were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers will be elected annually and will serve at the pleasure of our Board.

Our Board of Directors has adopted a written policy on related party transactions that is intended to ensure that all related party transactions are subject to approval or ratification by our Audit Committee. The policy covers transactions by “related parties,” which is defined as:

•	any person who is or was (since the beginning of our last fiscal year) an executive officer, director or nominee for director;

•	any person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; and

•	any immediate family member of any person covered by either of the two previous categories.

Transactions between the Company and a related party are covered by the policy if they will or could exceed $120,000 in any calendar year and the related party has or will have a direct or indirect material interest in the transaction. In determining whether to approve or ratify a transaction covered by the policy, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board has reviewed the independence of its members and determined that all of its current members, except John K. Morgan, our Chairman, President, and Chief Executive Officer, have no material relationship with us, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Company’s Governance Guidelines (available on our website at www.zepinc.com under “Corporate Governance”) and a finding by the Board of no other material relationships. The Board has also determined that Mr. Manganello, the nominee to fill the vacancy on our Board that will occur upon Mr. Deavenport’s retirement, is independent under such standards.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The Company’s By-Laws provide that the number of directors constituting the

Board shall be determined from time to time by the Board. The number of directors constituting the Board is currently fixed at eight.

The terms for three of our directors, John K. Morgan, Joseph Squicciarino and Timothy T. Tevens, expire at the 2011 Annual Meeting. All of these directors have been nominated for reelection to our Board of Directors at the 2011 Annual Meeting. If elected, Messrs. Morgan, Squicciarino and Tevens will hold office for a three-year term expiring at the 2014 annual meeting or until their successors are elected and qualified.

The Board has nominated Mr. Manganello to serve for the remainder of the term of our retiring director. If elected, Mr. Manganello will hold office until our annual meeting for fiscal 2013 or until his successor is elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the Board’s nominees, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for the 2011 Annual Meeting

Messrs. Morgan, Squicciarino and Tevens are current directors of the Company. The following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of the Company.

Name	Age	If Elected, New Term Expires	Principal Business Affiliation During Past Five Years
Timothy M. Manganello	60	2013

Mr. Manganello has been nominated to serve as a Director upon his election by the stockholders in January 2011. Mr. Manganello has served as Chairman and Chief Executive Officer of BorgWarner, Inc. since 2003. Mr. Manganello began his career in the automotive industry in 1973. He was named to his current position in February 2003, after having served for one year as president and chief operating officer. During his career at BorgWarner, he has held senior management positions in operations, sales, and business development. Before joining BorgWarner in 1989, Mr. Manganello held product engineering management positions at Chrysler Corporation from 1973 to 1981, and sales management positions at PT Components-Link Belt from 1981 to 1988. Mr. Manganello is a director of BorgWarner, Inc. and Bemis Company, Inc. and serves as the Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch.

Mr. Manganello’s extensive knowledge of the automotive industry led the Board to conclude that he should serve as a director.

Name	Age	If Elected, New Term Expires	Principal Business Affiliation During Past Five Years
John K. Morgan	56	2014

Mr. Morgan is our Chairman, President and Chief Executive Officer and has served in these positions since October 2007. He was elected President and Chief Executive Officer of Acuity Specialty Products in July 2007. He served as an Executive Vice President of Acuity Brands until October 2007. He served as President and Chief Executive Officer of Acuity Brands Lighting, Inc. from August 2005 to July 2007. He served at Acuity Brands as President and Chief Development Officer from January 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He is a director of WESCO International, Inc.

As Chairman, President and Chief Executive Officer, Mr. Morgan’s qualifications include extensive experience in mergers and acquisitions and business integration, as well as international, financial and operational management and, therefore, the Board concluded that he should continue to serve as a director.

Joseph Squicciarino	54	2014

Mr. Squicciarino has served as a Director since October 2007. Mr. Squicciarino has served as the Chief Financial Officer of King Pharmaceuticals, Inc. since June 2005. Prior to joining King Pharmaceuticals, Inc., he served as Chief Financial Officer—North America for Revlon, Inc. from March 2005 until June 2005 and as Chief Financial Officer—International for Revlon International, Inc. from February 2003 until March 2005. He held the position of Group Controller Pharmaceuticals—Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. Mr. Squicciarino is Chairman of our Audit Committee.

Mr. Squicciarino’s experience in the chemical industry and in areas such as legal and regulatory affairs, information technology, mergers and acquisitions, business integration, international operations and manufacturing processes through his service at King Pharmaceuticals, Inc., Revlon, Inc. and Johnson & Johnson led the Board to conclude that he should continue to serve as a director.

Name	Age	If Elected, New Term Expires	Principal Business Affiliation During Past Five Years
Timothy T. Tevens	54	2014

Mr. Tevens has served as a Director since December 2007. Mr. Tevens has served as the President of Columbus McKinnon Corporation since January 1998 and as Chief Executive Officer since July 1998. Mr. Tevens served as Vice President–Information Services of Columbus McKinnon Corporation from May 1991 to January 1998, becoming their Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. Mr. Tevens is a member of our Audit and Compensation Committees. He is also a director of Columbus McKinnon Corporation.

Mr. Tevens’ experience in areas such as industrial distribution, information technology, mergers and acquisitions, business integration, international operations, manufacturing processes and sourcing through his service at Columbus McKinnon Corporation and Ernst & Young LLP led the Board to conclude that he should continue to serve as a director.

Directors with Terms Expiring at the 2012 and 2013 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Company.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
J. Veronica Biggins	64	2012

Ms. Biggins has served as a Director since October 2007. Ms. Biggins has served as a Director of Hodge Partners, an executive search firm, since September 2007, prior to which she served as a senior partner of Heidrick & Struggles International, an executive search firm, since 1995. Ms. Biggins is a member of our Compensation and Nominating and Corporate Governance Committees. She is a director of Avnet Corporation and AirTran Holdings Inc.

Ms. Biggins’ experience in areas such as mergers and acquisitions, international business affairs, and personnel and human resources that she has gained through service as a Director of Hodge Partners and as a member of the boards of directors and as lead director of Avnet, Inc. and AirTran Holdings, Inc. led the Board to conclude that she should serve as a director.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
Ronald D. Brown	57	2013

Mr. Brown has served as a Director since January 2010.
Mr. Brown serves as Managing Director of Taft Business Consulting, LLC, a position he has held since May 2009 and, since October 2010, he serves as Vice President and Chief Financial Officer of Makino Inc., a metalworking technology company. He previously served as Chairman and Chief Executive of Milacron Inc. from 2001 to November 2008, as their Chief Operating Officer from 1999 to 2001, and as their Chief Financial Officer from 1993 to 1999. In March 2009, after Mr. Brown retired as an executive officer, Milacron Inc. filed for bankruptcy protection. Mr. Brown is a director of A.O. Smith Company and, during the past 5 years, also served as a director of Milacron, Inc.

Mr. Brown’s experience in the plastics processing and metalworking industries as well as in areas such as legal and regulatory affairs, industrial distribution, mergers and acquisitions, business integration, international operations, manufacturing processes, sourcing, personnel and human resources and by serving as a member and as lead director of the board of directors of A.O. Smith Company led the Board to conclude that he should serve as a director.

O. B. Grayson Hall, Jr.	53	2012

Mr. Hall has served as a Director since January 2009. He has served as Chief Executive Officer of Regions Financial Corporation (Regions) and has led the Executive Council since April 2010 and as President since October 2009. Mr. Hall served as Chief Operating Officer of Regions from October 2009 to April 2010. He previously served as Vice Chairman of Regions from December 2008 until October 2009, as Senior Executive Vice President, General Banking Group of Regions from November 2006 until December 2008, and as head of various lines of business at Regions from January 2005 until November 2006, including managing Consumer Banking, Commercial Banking and Wealth Management. Mr. Hall is a member of our Compensation and Nominating and Corporate Governance Committees. He is a director of Regions.

Mr. Hall’s experience in areas such as finance, marketing, information technology, mergers and acquisitions, business integration, sourcing and personnel and human resources through his service at Regions Financial Corporation led the Board to conclude that he should serve as a director.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
Sidney J. Nurkin	69	2013

Mr. Nurkin has served as a Director since October 2007. Mr. Nurkin is Of Counsel to the law firm of Alston & Bird, LLP, a national law firm headquartered in Atlanta, Georgia. Prior to his retirement on December 31, 2006, Mr. Nurkin was a Senior Partner in the law firm for more than five years. Mr. Nurkin is Chairman of our Nominating and Corporate Governance Committee and is a member of our Audit Committee. He will serve as Lead Director upon Mr. Deavenport’s retirement. During the past 5 years, Mr. Nurkin served as a director of Dayton Superior Corporation.

Mr. Nurkin’s experience in areas such as legal and regulatory affairs, mergers and acquisitions and international operations through his service at Alston & Bird, LLP and as a member of the board of directors of Dayton Superior Corporation led the Board to conclude that he should serve as a director.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (E&Y) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2011. E&Y has been the independent registered public accounting firm of the Company since it became an independent, public company in October 2007. Representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal 2009 and fiscal 2010 is set out below in the section titled “Fees Billed by Independent Registered Public Accounting Firm.”

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITEM 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and is amended as necessary to comply with new regulatory requirements. A copy of the Company’s Audit Committee charter is available on our website at www.zepinc.com in the “Investor” portion of the website, under the heading, “Corporate Governance.” Information at our website is not and should not be considered a part of this proxy statement.

The members of our Audit Committee are Messrs. Squicciarino, Brown, Nurkin, and Tevens, and Ms. Biggins, who are independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by its charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States) (PCAOB), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y its independence from Company management and the Company, including matters in the letter received by the Audit Committee from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with E&Y’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and E&Y’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the results of the inquiries and actions above, the Audit Committee recommended to the Board that the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Joseph Squicciarino, Chairman

J. Veronica Biggins

Ronald D. Brown

Sidney J. Nurkin

Timothy T. Tevens

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by E&Y during the fiscal years ended August 31, 2010 and August 31, 2009.

	2010	2009
Fees Billed:
Audit Fees	$1,350,000	$920,000
Audit Related Fees	417,000	66,000
Tax Fees	49,000	102,000
All Other Fees	2,000	2,000

Total	$1,818,000	$1,090,000

Audit Fees include fees for services rendered for the audit and quarterly reviews of the Company’s financial statements (including an audit of the effectiveness of the Company’s internal control over financial reporting) and accounting consultations and research work necessary to comply with generally accepted auditing standards. The year-over-year increase in our audit fees was due to, among other things, the expansion of the audit scope to cover Amrep, Inc., which we acquired in January 2010.

Audit-Related Fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements including employee benefit plan audits and due diligence assistance services in connection with acquisitions.

Tax Fees consisted principally of professional services related to international tax planning and compliance.

All Other Fees consisted of amounts billed to the Company for the use of an online accounting research tool.

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Each year management requests Audit Committee pre-approval of the annual audits, quarterly reviews and any other engagements of the independent registered public accounting firm known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent registered public accounting firm; and any potential impact on the independence of the firm. As additional proposed audit and non-audit engagements of the independent registered public accounting firm are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

MANAGEMENT

Executive Officers

Executive officers are elected annually by the Board and serve at the discretion of the Board. John K. Morgan serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Director Nominees for the 2011 Annual Meeting.”

Other executive officers as of the date of the Proxy Statement are:

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years
Mark R. Bachmann	52	Executive Vice President and Chief Financial Officer	Mr. Bachmann is our Executive Vice President and Chief Financial Officer, a position he has held since October 2007. He served Acuity Specialty Products as Executive Vice President and Chief Financial Officer from November 2005 to October 2007, as Executive Vice President, Business Transformation from November 2004 to October 2005, and as Executive Vice President of Supply Chain from July 2003 to October 2004. Mr. Bachmann served as President of Enforcer Products from January 2000 to July 2003.

Robert P. Collins	57	Vice President and Chief Administrative Officer	Mr. Collins is our Vice President and Chief Administrative Officer, a position he has held since November 2008. He previously served as our Vice President and Chief People Officer, from October 2007 until November 2008. He joined Acuity Specialty Products in September 2007. Mr. Collins most recently served as a Corporate Vice President and Chief Human Resources Officer for Serologicals Corporation from August 2001 to October 2006. Prior to Serologicals Corporation, he was a partner with Ray & Berndtson from April 2000 to August 2001.

Jeffrey J. Sorensen	49	Vice President and Chief Marketing Officer	Mr. Sorensen is our Vice President, Chief Marketing Officer, a position he has held since October 2008. He served as a Director of Sales in the Professional Division at Georgia Pacific from 2005 until October 2008. Prior to joining Georgia Pacific, Mr. Sorensen served as a Director of Marketing at JohnsonDiversey, Inc. from 1995 until 2005 and served in various sales management roles at Procter & Gamble from 1983 until1995.

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years

Philip A. Theodore	57	Vice President, General Counsel, and Corporate Secretary	Mr. Theodore is our Vice President, General Counsel and Secretary, a position he has held since July 2010. Prior to joining the Company, he served as Vice President of Corporate Development, Compliance, and Legal for BioReliance, Inc. from September 2008 to April 2009; as Senior Vice President and General Counsel of John H. Harland Company from September 2006 to September 2007; and as Vice President, General Counsel and Corporate Secretary of Serologicals Corporation from 2004 through August 2006. Mr. Theodore also served as a Partner in the Corporate Practice of King & Spalding, LLP, an Atlanta-based law firm, from 1986 through 2003.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement for filing with the SEC.

The Compensation Committee

Earnest W. Deavenport, Jr., Chairman

J. Veronica Biggins

Ronald D. Brown

O.B. Grayson Hall, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the key principles and elements of our executive compensation program. For purposes of this CD&A, our named executive officers for fiscal 2010 were Messrs. Morgan, Bachmann, Collins, Sorensen and Theodore. Mr. C. Francis Whitaker, III, who was the Vice President, General Counsel and Secretary of the Company until July 16, 2010, and was employed by the Company through November 15, 2010, is also included.

Compensation Philosophy

Our philosophy is to compensate management and other key associates in a performance-based environment, through a combination of base salary and variable incentive compensation dependent on the Company’s performance. Total compensation opportunity is targeted to the competitive 50th percentile, with performance-based annual and long-term incentive programs designed to reward participants commensurate with the Company’s and the individual’s performance. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and upper quartile compensation is earned only if warranted by exceptional Company and individual performance. Management is focused on creating a strong organization that enhances the value of our stockholders’ investments. Our executive compensation program is guided by the following principles, which are intended to support the Company’s pay-for-performance philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•

Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company’s results;

•	Total compensation opportunities should be in line with companies of similar size, industry and complexity;

•	Management should focus on the long-term interests of stockholders; and

•	Incentive programs should not encourage excessive risk taking.

The executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.

Role of Compensation Consultants

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2010, the Compensation Committee retained the services of James F. Reda & Associates, LLC (Reda), an independent executive compensation consulting firm, to advise the committee regarding compensation of its named executive officers and non-employee directors as well as other compensation-related matters. Reda does not perform other services for the Company without the approval of the Compensation Committee.

During fiscal 2010, Reda conducted a competitive market analysis of base salary, annual bonus and long-term incentives for our named executive officers as well as other key employees. In addition, Reda conducted a competitive market review of the non-employee director’s compensation program which included board retainers (cash and equity), committee fees, equity awards, and leadership premiums such as those paid to a lead director. Reda also assisted with the annual review of our current long-term incentive program (described in the section titled “Long-Term Incentives”), assisted the Committee with compensation recommendations for Mr. Morgan and the other named executive officers, and provided input into our fiscal 2010 compensation risk assessment. Reda also provided limited consulting to management upon approval by the Compensation Committee.

Targeted Compensation Levels

The total direct compensation (base salary and annual and long-term incentives) opportunities offered to our named executive officers were designed to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. Actual pay may vary above or below target levels based on Company and individual performance relative to the goals set forth in our short- and long-term incentive plans.

In determining total compensation opportunities, the Compensation Committee considers:

•	Competitive compensation information and input provided by Reda;

•	The Board’s performance evaluation of the chief executive officer; and

•	The chief executive officer’s performance review and recommendation for each of the other named executive officers.

Competitive Benchmarking, Including Peer Group Analysis

For named executive officers, we compare total compensation opportunities to competitive benchmarks. During fiscal 2010, Reda performed a competitive total compensation study. Both published and private executive compensation surveys were utilized, as well as peer company data contained in publicly availably proxy statements. The data obtained from these multiple sources was blended to form competitive benchmarks for our executives. The market data provides competitive benchmarks for positions with comparable responsibilities at similar-sized chemical companies, chemical-related manufacturing companies and distribution companies.

For purposes of the study, Reda compiled a list of peer companies from similar industries and with similar market capitalization and revenues. These companies are representative of the companies with whom we compete for business and executive talent, and generally represent annual revenues ranging from approximately one-half to two times our annual revenue size. For fiscal 2010, three distribution companies were added to the peer group to reflect the Company’s increased focus on the distribution portion of our business. The Compensation Committee reviewed and approved the peer companies recommended, which are listed below.

•     A.M. Castle & Co.

•     BlueLinx Holdings Inc.

•     Calgon Carbon Corporation

•     Innophos Holdings, Inc.

•     Innospec Inc.

•     Interline Brands Inc.

•     Landec Corporation

•     LSB Industries, Inc.

•     Material Sciences Corporation

•     Minerals Technologies Inc.

•     OM Group, Inc.

•     OMNOVA Solutions Inc.

•     Penford Corporation

•     Quaker Chemical Corp.

•     Sensient Technologies Corporation

•     Stepan Company

•     Tennant Company

•     WD-40 Company

Weighting of Compensation Elements

The Compensation Committee determines the mix, value and weightings of each of the compensation elements by considering the competitive market data described above. The Compensation Committee has established a framework to assure that a significant portion of overall target total compensation is at risk for senior executives. In establishing this framework, the Compensation Committee also ensures that we have the appropriate balance between short- and long-term compensation. Actual amounts earned depend on actual performance of the Company and the individual.

Elements of Executive Compensation

We use several compensation elements in our executive compensation program, including:

•	Base salary,

•	Performance-based annual cash incentives,

•	Long-term incentives, and

•	Retirement benefits.

In the following table, we describe the objectives of each element of our compensation program:

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; • Reward individual performance, level of experience and responsibility; and • Attract and retain management talent.

Performance-Based Annual Incentives	• Provide a variable pay opportunity based on annual performance; and • Reward individual performance and Company performance.

Long-Term Incentives

•   Provide a variable pay opportunity based on long-term performance;

•   Reward overall Company performance as evidenced through stock price increases; and

•   Align interests of executives with interests of stockholders.

Retirement	• Provide competitive retirement benefits; and • Attract and retain management talent.

Base Salary

Base salary is designed to attract talented executives and provide them with a competitive base level of compensation in consideration for the services they perform. Similar to all other employees, base salaries for executives are targeted at approximately the 50th percentile of the market. The Compensation Committee annually reviews and determines the base salaries of the chief executive officer and of our other named executive officers, as recommended by the chief executive officer, based on a variety of factors, including individual performance, experience, internal pay equity/consistency and critical skill needs. Base salaries are also reviewed in connection with promotions and other significant changes in responsibilities.

Based on the compensation review discussed above, the Company’s competitive posture for fiscal 2010 salaries varied by position, but overall was consistent with our stated pay philosophy. A few executives were below market in base salary, but this was primarily due to either a recent increase in job responsibilities or the fact that the executive recently joined the Company.

Although Mr. Morgan’s base salary was below market during fiscal 2010, it was the intention of the Committee and Mr. Morgan that his total compensation be more heavily weighted on performance-based short and long-term incentive pay opportunities.

Performance-Based Annual Incentives

Performance-based annual incentive compensation is a key component of our executive compensation strategy. The annual incentive award is payable in cash under the annual management incentive compensation plan (the Annual Incentive Plan), which is a Cash-Based Incentive Award established pursuant to our 2010 Omnibus Incentive Plan. The Annual Incentive Plan was designed to motivate named executive officers to attain specific short-term performance goals that, in turn, support the Company’s long-term objectives.

The Company targets annual bonus opportunities at the 50th percentile based on competitive benchmarks, with flexibility to make payments above or below target according to Company and individual performance. Based on the compensation review discussed above, the Compensation Committee believes that the selected targeted amounts are internally aligned in a consistent manner and our competitive posture is in line with market opportunities. Mr. Morgan’s annual incentive target as a percentage of salary is slightly above market, but is consistent with the goal of providing him with a lower base salary, but higher incentive-based variable pay.

At the start of each fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. Target awards ranged from 40% to 85% of base salary for the named executive officers. In addition, financial and individual performance goals are established. At the end of the fiscal year, earned amounts are determined based on the achievement of results against those goals, subject to the application of negative discretion by the Compensation Committee.

Financial Performance (Company Performance Factor)

The performance measures and performance level required for fiscal 2010 awards were established by the Compensation Committee and ratified by the Board within the first 90 days of the fiscal year. The Compensation Committee determined the financial metrics and established the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

The Compensation Committee carefully considers the state of the business and the financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver short-term results aligned with long-term goals. The committee considers management’s recommendations regarding the appropriate financial measures, which are chosen from an array of measures included in the 2010 Omnibus Incentive Plan.

The financial measures shown below, some of which differ from the financials measures used in fiscal 2009, were selected by the Compensation Committee to better reflect the alignment of the named executive officers’ compensation with the long-term financial objectives of the Company. The Compensation Committee will assess annually the appropriateness of the performance criteria and select each year’s performance criteria based on that assessment.

The Company’s financial performance determines the total dollar amount available for annual awards for all eligible associates, including the named executive officers. For purposes of Section 162(m) of the Code (Section 162(m)) covering tax deductibility (see “Tax Deductibility Policy”), financial performance determines a maximum incentive amount to fund the bonus pool for the named executive officers. The maximum incentive amount can range from 0% to 600% of the target bonus opportunity and may not exceed $4 million in any fiscal year for any named executive officer. Based on the Committee’s individual performance evaluations, negative discretion may be applied in accordance with Section 162(m) to preserve tax deductibility. If threshold performance is not achieved, then that portion of the bonus pool is not funded. The fiscal 2010 performance criteria are stated in the following table:

Objective	Weighting	Threshold	Target	Maximum
Fully diluted earnings per share	34%	$0.69	$0.96	$1.54
EBIT margin	33%	4.8%	6.2%	9.1%
Free cash flow ($mm)	33%	$16.6	$19.9	$44.6

Individual Performance (Personal Performance Factor)

Individual performance is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies. The Compensation Committee assesses the performance of the chief executive officer in relation to agreed-upon individual objectives. The chief executive officer conducts a similar assessment for the other named executive officers.

Individual performance goals are intended to motivate our executive team to build an efficient and profitable organization. Key performance criteria specific to each executive’s functional area (enterprise-wide for Mr. Morgan) that impact compensation opportunities include, but may not be limited to:

•	Critical financial metrics (e.g., cash flow, revenue growth, profitability and cost savings),

•	Strategic results-oriented business objectives,

•	Development and achievement of key performance indicators, and

•	Promoting the Company’s core values by creating a culture of integrity through effective leadership.

At the end of each fiscal year, each named executive officer is given an individual performance management process (PMP) rating, which is translated to a personal performance factor (PPF). The following table summarizes PMP ratings and PPF guideline ranges:

	Range of PPF
PMP Rating	Minimum	Maximum
4.75 – 5.00 (Exceptional)	110%	150%
3.75 – 4.74 (Superior)	100%	130%
2.75 – 3.74 (Commendable)	70%	110%
1.75 – 2.74 (Fair)	0%	70%
Below 1.75 (Unacceptable)	0%	0%

In determining the Personal Performance Factor, the Compensation Committee applies its qualitative judgment after a comprehensive review of individual performance, including consideration of key performance criteria listed below. The Compensation Committee does not use any formulas or pre-established weightings in connection with this review.

For the chief executive officer, the Compensation Committee selects the precise payout percentage within the PPF range based on an evaluation of performance against the pre-established performance criteria. For the other named executive officers, the Compensation Committee reviews the recommendations of the chief executive officer, with calibrations made across comparable positions to achieve consistency of the percentages selected.

Awards Earned Based on Fiscal 2010 Performance

Financial performance under each category and the calculation of the Company’s performance factor (after application of negative discretion at 50%) is summarized as follows:

Objective	Weighting	Target	Actual*	Funding %	Weighted % Earned
Fully diluted earnings per share	34%	$0.96	$0.91	85%	29%
EBIT margin	33%	6.2%	5.9%	79%	26%
Free cash flow ($mm)	33%	$19.9	$25.0	142%	47%

Company Performance Factor					102%

*	Actual results adjusted to reflect non-recurring restructuring costs not fully recovered in fiscal 2010, the exchange rate impact on working capital, share dilution, change in accounting policy, and corporate development costs.

Individual performance ratings are summarized as follows:

•

Chief executive officer: The Compensation Committee’s individual performance evaluation included factors such as financial results, leadership, strategic planning, communications with stockholders and the investment community and Board relations. Mr. Morgan demonstrated exceptional leadership ability, achieved high financial performance under difficult market conditions and exhibited skills as a long-term strategic visionary for the Company. The independent members of the Board evaluated his PMP Rating as “Exceptional”.

•

Other named executive officers: Performance evaluations ranged from “Fair” to “Superior” for the remaining named executive officers after an assessment of their individual performance against key individual performance criteria. These evaluations were based on the qualitative judgment of the chief executive officer in conjunction with input from the Compensation Committee, were unique to each executive, and were made without any formulas or pre-established weightings. Mr. Theodore was not evaluated because he was not eligible to participate in the 2010 Annual Incentive Program during fiscal 2010.

The actual annual incentive award for each named executive officer is determined as follows:

Base Salary x Bonus Target % x Company Performance Factor % x PPF %

The actual PPF ratings were adjusted by the Compensation Committee or Mr. Morgan, as they deemed appropriate, to adjust the bonus amount calculated based on company performance. Final incentive payments are disclosed under the heading “Non-Equity Incentive Plan Compensation” in the “Fiscal 2010 Summary Compensation” table.

Long-Term Incentives

Long-term incentive compensation is a key component of our executive compensation strategy. Equity incentive awards generally are granted on an annual basis, with award levels based on target percentages established for each participant and then adjusted for individual performance as appropriate. Grants are not guaranteed each year, but are made at the discretion of the Compensation Committee. Fiscal 2010 awards were made under the 2010 Omnibus Incentive Plan, which was approved by stockholders in January 2010.

The Company targets long-term incentive opportunities at the 50th percentile, with flexibility to make grants above or below target according to individual performance. Based on the compensation review discussed above, targeted amounts are at market, in total, for the named executive officers. Some of our named executive officers have targets that are somewhat below market, yet are consistent with our internal alignment for long-term incentive and total compensation opportunities. Mr. Morgan’s long-term incentive opportunity is slightly above the 50th percentile. However, this competitive standing is consistent with our objective to achieve total compensation opportunities that are more heavily weighted on performance-based elements rather than base salary. With an above-market long-term incentive opportunity combined with a below market annual cash compensation opportunity, Mr. Morgan’s total compensation package is at market.

At the beginning of each fiscal year, a long-term target, stated as a percentage of base salary, is determined for each participant. As discussed previously, these targets can be adjusted based on assessment of individual performance. Final award values are then converted into a combination of stock options, performance stock and/or restricted stock, as determined by the Compensation Committee.

In prior years, equity award levels were based on historical corporate performance (EPS in fiscal 2009) and individual performance ratings. During fiscal 2009, Reda, who is currently the Compensation Committee’s independent executive compensation consultant, conducted a review of our then current long-term incentive program, which included the following:

•	analysis of long-term incentive programs used by our peer companies;

•	review of current and emerging trends in equity compensation plans, including programs used by companies in various other industries; and

•	discussion of our current goals and future strategy, including expectations of stockholders, and the consideration of feedback from management, current participants, and our Board.

Based on this review, the Compensation Committee determined that the program for the named executive officers would be as follows beginning in fiscal 2010:

•	60% of the value (33% for Mr. Whitaker) would be provided in the form of stock options.

•

40% of the value (33% for Mr. Whitaker) would be provided in the form of performance stock which could be earned based on the attainment of stock price targets. In addition, 25% of each award will vest each year, with full vesting at the end of four years after the grant date, subject to attaining the applicable performance criteria.

•	33% of the value for Mr. Whitaker would be provided in the form of restricted stock; 25% of which would vest each year, with full vesting at the end of four years after the grant date.

•

The actual size of each individual’s grant was based primarily on the target opportunity level assigned to each participant. Target award levels ranged from 60% to 175% of base salary for named executive officers. However, the Compensation Committee had discretion to modify these amounts for the chief executive officer and the chief executive officer had discretion to modify the amounts for the other named executive officers if individual performance warranted such an adjustment. These adjustments could result in actual grant levels above or below the target level.

Stock Options

Stock options are included as part of our annual long-term incentive program because they align the interests of the recipients with those of our shareholders. Unless the price of a share of our common stock increases from the date of grant, the participant does not realize any value from the award. Stock options granted to our executives will vest in three equal installments beginning one year after the date of grant and have a term of ten years from the date of grant.

Performance Stock Awards

In addition to stock options, performance stock subject to both a performance condition and the passage of time, were granted to our named executive officers in fiscal 2010 (with the exception of Mr. Theodore who was hired in July 2010). The performance condition selected for these awards was achievement of certain stock appreciation targets, as described below.

Each performance stock award will vest in 25% increments upon the achievement of the stock price targets (set forth in the table below) (each a “Stock Appreciation Target”) and a specified target date (“Target Date”) as set forth opposite the specified Stock Appreciation Target.

Stock Appreciation Targets	Target Date
$17.21	September 1, 2010
$18.03	September 1, 2011
$18.85	September 1, 2012
$19.67	September 1, 2013

The Stock Appreciation Targets may be met, as outlined below, at any time during the four-year period beginning on the grant date and ending on the last Target Date. If, upon the final Target Date, some or all of the Stock Appreciation Targets have not been achieved, the then unvested shares of Performance Stock will become fully vested as of the final Target Date if the Company’s stock price over the four-year period following the grant date is at or above the return for the Russell 2000 Index over the same four-year period. Any shares of Performance Stock not otherwise deemed to be vested at September 1, 2013 in accordance with the terms of the 2010 Performance Stock Award Agreement will immediately be forfeited. Upon the achievement of each Stock Appreciation Target, the recipient will be entitled to receive dividends or similar distributions on, and be entitled to vote, the shares of common stock underlying the corresponding tranche of the Performance Stock.

Achievement of a particular Stock Appreciation Target shall be deemed to occur when the average closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) for twenty (20) consecutive trading days, on a rolling basis, is equal to or exceeds the particular Stock Appreciation Target. In the event a Stock Appreciation Target is achieved prior to its corresponding Target Date, then that Stock Appreciation Target will be considered to have been met, regardless of changes in the Company’s common stock price that may occur thereafter.

The four stock price targets were achieved during fiscal 2010. As a result, the receipt of each of the tranches is now subject to the time-vesting requirements.

Restricted Stock

Restricted stock is included as part of our annual long-term incentive program because it facilitates retention of our named executive officers. Restricted stock granted to our named executive officers will vest in four equal installments beginning one year after the date of grant and earn dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders.

Stock Matching Program

The Compensation Committee approved a stock matching program (the Stock Matching Program) for certain officers of the Company (each, a Stock Match Participant), including Mr. Robert P. Collins and Mr. Phillip A. Theodore, who are named executive officers. Pursuant to the Stock Matching Program, the Company will grant to each Stock Match Participant one or more restricted stock awards (the Awards) in an amount that is equal to the number of shares of the Company’s common stock purchased by such Stock Match Participant in the open market during a one year period. Each Stock Match Participant is limited to three transactions on the open market for which he or she may receive Awards. The aggregate value of the Awards to each Stock Match Participant cannot exceed 100% of such Stock Match Participant’s annual base salary in effect on January 1, 2010 (or on July 19, 2010 for Mr. Philip A. Theodore). The Awards will vest in either three or four, substantially equal annual installments beginning on the first anniversary of the grant date.

Equity Award Grant Practices

Annual equity awards are considered for approval by the Compensation Committee and the Board as soon as practical after the beginning of each fiscal year. The chief executive officer may make interim equity awards to associates that are not named executive officers from previously approved discretionary pools on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company’s common stock.

Executive Perquisites

The Compensation Committee approved annual reimbursement to certain named executive officers for annual physical examinations that are required by the Company. This reimbursement feature is not offered to the other associates of the Company and, therefore, is a perquisite. Messrs. Bachmann and Collins received reimbursement under this program during fiscal 2010.

Deferred Compensation Plan

We provide retirement benefits under a deferred compensation plan as described in “Fiscal 2010 Nonqualified Deferred Compensation.” The plan is designed to provide eligible participants an opportunity to defer compensation on a tax effective basis. Under certain plan provisions, we make contributions to participants’ accounts. In January 2009, the Company contributions to participants’ accounts were suspended, along with Company matching contributions to participants’ 401(k) plans described below, in order to preserve cash during a time of extreme uncertainty due to global economic conditions. These contributions were reinstated in October 2009.

Mr. Morgan previously participated in the Acuity Brands 2002 Supplemental Executive Retirement Plan (the Acuity 2002 SERP). This benefit was frozen effective with our spin-off from Acuity Brands in October 2007. Mr. Morgan will be credited annually with an amount in the deferred compensation plan equal to a benefit of actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP.

We maintain a defined contribution 401(k) plan that covers associates, including the named executive officers. The 401(k) plan provides for employee pre-tax contributions and discretionary employer matching contributions for named executive officers at the same level as other employees of the Company. In January 2009, the employer matching contributions were suspended in order to preserve cash flow during a time of extreme uncertainty due to global economic conditions. In July 2009, matching contributions were reinstated at 25% of employee contributions up to a maximum of 6% of base compensation, and in January 2010, matching contributions were increased to 50% of employee contributions up to a maximum of 6% of base compensation. The Company has the right to change the level of matching contributions at any time.

We do not offer a defined benefit pension plan or other supplemental retirement plan to our named executive officers.

Change in Control Agreements

We have change in control agreements with Messrs. Morgan, Bachmann, Collins and Theodore that provide for separation payments and benefits, consistent with market practices among our peer companies, upon qualifying terminations of employment in connection with a change in control of the Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. For additional information on these change in control arrangements see “Change in Control Agreements” under “Executive Compensation Tables,” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his or her rights under his or her severance agreement. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on these severance arrangements see “Severance Agreements” under “Executive Compensation Tables,” below.

Equity Ownership Requirements

Our named executive officers became subject to a share ownership requirement and have had a share retention requirement since January 2008. The share ownership requirement provides that, over a five-year period, the chief executive officer will attain ownership of our common stock valued at three times his annual base salary and that Messrs. Bachmann, Collins, Sorensen and Theodore will attain ownership of our common stock valued at two times their annual base salaries. Our named executive officers are subject to a share retention requirement until such time as they achieve their individual share ownership requirement. The share retention requirement calls for retention of a portion of the shares obtained through the exercise of stock options or the vesting of restricted stock. As of August 31, 2010, the share ownership of Messrs. Morgan, Bachmann and Collins exceeded their respective requirements. Messrs. Sorensen (hired in October 2008) and Theodore (hired in July 2010) are on track to meet their ownership requirements within the five-year period. For these purposes, ownership includes stock held directly, interests in restricted stock, performance stock that has achieved performance targets, deferred stock units and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the share ownership requirements.

These requirements are intended to ensure that our named executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification.

Tax Deductibility Policy

Section 162(m) generally limits the tax deductibility of compensation to $1 million per year for the chief executive officer and the three other highest-paid named executive officers, other than the chief financial officer, unless the compensation qualifies as “performance-based.” While we do not design compensation programs solely for tax purposes, we strive to design our programs to be tax efficient, where possible. We have structured our annual incentive plan and our long-term incentive plan to qualify as “performance-based” so that awards under these programs will be fully deductible for income tax purposes.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the other named executive officers. He makes compensation recommendations with respect to their base salary, merit increases and annual and long-term incentives, along with input from the chief administrative officer, who is the top-level human resources executive at the Company. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

EXECUTIVE COMPENSATION TABLES

The tables below contain information concerning compensation for our named executive officers. The compensation and benefits provided to our named executive officers was determined based on compensation policies, programs and procedures established by our Compensation Committee.

Fiscal 2010 Summary Compensation Table

The following table presents information concerning compensation paid to the named executive officers during fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
John K. Morgan	2010	$541,500		$-0-		$426,078	$638,402	$470,000	$-0-	$188,444	$2,264,424
Chairman, President and Chief Executive Officer	2009	478,462	(5)	88,825	(6)	450,027	1,049,993	119,850	-0-	358,469	2,545,626
	2008	500,000		-0-		1,249,997	1,249,992	500,000	821	71,344	3,572,154

Mark R. Bachmann	2010	296,434		-0-		96,104	144,002	181,245	-0-	30,645	748,430
Executive Vice President and Chief Financial Officer	2009	290,053		30,317	(6)	74,946	175,008	40,885	-0-	63,605	674,814
	2008	290,053		-0-		348,932	348,964	147,776	1,598	58,438	1,195,761

Robert P. Collins(7)	2010	229,577		-0-		307,546	105,001	126,344	-0-	16,045	784,513
Vice President and Chief Administrative Officer	2009	220,000		20,695	(6)	74,946	175,008	27,910	-0-	29,243	547,802
	2008	205,898		-0-		199,944	200,011	105,921	-0-	10,218	721,992

Jeffrey J. Sorensen(7)	2010	202,769		-0-		54,064	81,002	66,128	-0-	11,723	415,686
Vice President and Chief Marketing Officer	2009	160,769		16,881	(6)	24,996	74,998	6,798	-0-	11,037	295,479

C. Francis Whitaker, III(8)	2010	186,385		-0-		52,036	26,000	-0-	-0-	10,182	274,603
Former Vice President, General Counsel and Secretary	2009	180,000		16,933	(6)	-0-	-0-	22,835	-0-	17,752	237,520
	2008	179,167		-0-		128,706	128,681	65,892	-0-	18,985	521,431

Philip A. Theodore(9)	2010	21,635		-0-		244,718	-0-	-0-	-0-	55	266,408
Vice President, General Counsel and Secretary

(1)

The values for equity-based awards in this column represent the fair value of awards received in each of fiscal years 2010, 2009 and 2008. Awards in fiscal 2010 consisted of stock options and performance stock, except as noted below, and awards in fiscal 2009 and 2008 consisted of stock options and time-vested restricted stock. For fiscal 2010, amounts shown for Messrs. Collins and Theodore also include time-vested restricted stock awards received in conjunction with a matching stock program valued at $237,465 for Mr. Collins and $219,720 for Mr. Theodore. The assumptions used to value option awards and performance stock in and prior to fiscal 2010 can be found in Note 7 of the Notes to Consolidated and Combined Financial Statements included in the Form 10-K for the fiscal year ended August 31, 2010. Restricted stock awards were valued at the closing price on the New York Stock Exchange on the relevant grant date.

(2)	Represents incentive payments made to the named executive officers under the Annual Incentive Plan. For a discussion of the fiscal 2010 Annual Incentive Plan, see “Compensation Discussion and Analysis.” For a discussion of the fiscal 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis” in the Company’s Proxy Statement for fiscal 2009. For a discussion of the fiscal 2008 Annual Incentive Plan, see “Compensation Discussion and Analysis” in the Company’s Proxy Statement for fiscal 2008.
(3)	The amounts shown reflect the above-market portion of interest earned in the deferred compensation plan calculated by comparing the effective interest rate for the plan for each of fiscal 2010, 2009 and 2008 to 120% of the applicable federal long-term rate, with annual compounding, at the time the interest formula for the plan was established. For a discussion of fiscal 2008 amounts for Messrs. Morgan and Bachmann, see “Fiscal 2008 Nonqualified Deferred Compensation” in the Company’s Proxy Statement for fiscal 2008.
(4)	The amounts shown for fiscal 2010 include Company contributions to our 401(k) plan, each of which was less than $10,000; amounts paid on behalf of Messrs. Bachmann and Collins for mandatory annual physicals, each of which was less than $10,000; taxable relocation paid to Mr. Sorensen in the amount of $4,261; dividends paid on unvested restricted and/or performance stock awards, each of which were less than $10,000, except for Mr. Morgan, who received $14,297; dividend equivalents accrued on shares units held in our deferred compensation plan, each of which were less than $10,000; and Company contributions to our deferred compensation plan as follows: $167,092 for Mr. Morgan, including $152,199 for his SERP make-up contribution; $20,372 for Mr. Bachmann, including $12,625 for his Pension make-up contribution; $4,652 for Mr. Collins; $2,016 for Mr. Sorensen, and $3,447 for Mr. Whitaker. For a discussion of amounts shown for fiscal 2009, except for amounts associated with dividends paid on unvested restricted stock awards and dividend equivalents accrued on share units held in our deferred compensation plan, see “Fiscal 2009 Summary Compensation Table” in the Company’s Proxy Statement for fiscal 2009. For a discussion of amounts shown for fiscal 2008, except for amounts associated with dividends paid on unvested restricted stock awards and dividend equivalents accrued on share units held in our deferred compensation plan, see “Fiscal 2008 Summary Compensation Table” in the Company’s Proxy Statement for fiscal 2008. For fiscal years 2009 and 2008, dividends paid on unvested restricted stock, each of which was less than $10,000, except for Mr. Morgan, who received $18,988 in fiscal 2009 and $14,261 in fiscal 2008. For fiscal years 2009 and 2008, dividend equivalents accrued on shares units held in our deferred compensation plan each of which was less than $10,000.
(5)	The salary shown for Mr. Morgan reflects the application of a voluntary decrease applied to his base salary from January 19, 2009 until August 24, 2009.
(6)	For a discussion of discretionary bonuses received by Messrs. Morgan, Bachmann, Collins, Sorensen and Whitaker during fiscal 2009, see “Discretionary Bonus Payments” in Compensation Discussion and Analysis of the Company’s Proxy Statement for fiscal 2009.
(7)	Mr. Collins joined the Company on September 24, 2007. Mr. Sorensen joined the Company on October 24, 2008.
(8)	Mr. Whitaker no longer served as an named executive officer of the Company effective July 16, 2010. In July 2010, in connection with his resignation as a named executive officer, the Company entered into a Separation and Transition Agreement (the “Separation Agreement”) with Mr. Whitaker. The Separation Agreement provided for the termination of Mr. Whitaker’s Severance Agreement and Change of Control Agreement with the Company, each dated December 31, 2008 and for Mr. Whitaker to continue as an employee of the Company for a transition period that ended on November 15, 2010 (the “Transition Period”). During the Transition Period, Mr. Whitaker was paid his current base salary and was entitled to participate in all of the Company’s employee benefit plans. Pursuant to the Separation Agreement, upon satisfaction of certain conditions, including the execution of a General Release of Claims against the Company, Mr. Whitaker received a single lump sum cash severance payment of $192,086 from the Company. Under the Separation Agreement, Mr. Whitaker will continue to be subject to certain confidentiality, non-solicitation and non-competition covenants.
(9)	Mr. Theodore joined the Company on July 19, 2010.

Fiscal 2010 Grants of Plan-Based Awards

Equity awards and non-equity incentive awards are made to our associates and non-employee directors in accordance with the provisions of the Omnibus Incentive Plan. The Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance stock units and cash-based (non-equity) incentive awards. Generally, stock options awarded pursuant to the Omnibus Incentive Plan will be issued with exercise prices equal to the fair market value of our common stock on the date of the grant, will vest proportionately over a three or four-year period, and will be exercisable for ten years from the grant date. Restricted stock and/or units and performance stock and/or units awarded under the Omnibus Incentive Plan will generally vest proportionally over a four-year period.

The cash-based incentive awards for the named executive officers are administered pursuant to the Company’s Annual Incentive Plan, as described in “Compensation Discussion and Analysis” under the section entitled “Performance-Based Annual Incentives”.

The following table provides information about equity and non-equity incentive awards granted to the named executive officers during fiscal 2010.

Name	Grant Date	Committee Action Date if Different from Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
John K. Morgan	—	—	$-0-	$480,250	$2,161,125
	9/1/09	9/1/09									120,608	(6)	$15.02	$638,402
	9/1/09	9/1/09				-0-	32,959	32,959						426,078

Mark R. Bachmann	—	—	-0-	150,000	675,000
	9/1/09	9/1/09									27,205	(6)	15.02	144,002
	9/1/09	9/1/09				-0-	7,434	7,434						96,104

Robert P. Collins	—	—	-0-	103,500	465,750
	9/1/09	9/1/09									19,837	(6)	15.02	105,001
	9/1/09	9/1/09				-0-	5,421	5,421						70,081
	10/26/09	10/6/10							13,500					237,465

Jeffrey J. Sorensen	—	—	-0-	76,000	342,000
	—	—				-0-	4,182	4,182
	9/1/09	9/1/09									15,303	(6)	15.02	81,002
	9/1/09	9/1/09				-0-	4,182	4,182						54,064

C. Francis Whitaker, III	—	—	-0-	85,500	384,750
	9/1/09	9/1/09									4,912	(6)	15.02	26,000
	9/1/09	9/1/09				-0-	2,014	2,014						26,037
	9/1/09	9/1/09							1,731	(6)				26,000

Philip A. Theodore(7)	7/19/10	6/24/10							1,366					24,998
	8/10/10	6/24/10							12,000					219,720

(1)	These columns show the potential value of the payout for each named executive officer under the Annual Incentive Plan if the threshold, target or maximum financial goals are achieved. The maximum value column assumes that each individual’s personal performance factor is “exceptional.” For a description of the Annual Incentive Plan, see “Compensation Discussion and Analysis”. For final award amounts, see the “Fiscal 2010 Summary Compensation Table.” Mr. Theodore was not eligible for non-equity incentive plan awards during fiscal 2010.
(2)	These columns represent the potential payout of performance stock for each named executive under the Long-Term Incentive Program if each of the stock price targets are achieved. The maximum payout is limited to 100% of the shares granted. For a description of the Long-Term Incentive Program, see “Compensation Discussion and Analysis”. The final value of the award is included in the column entitled, “Grant Date Fair Value of Stock and Option Awards.” Mr. Theodore was not eligible for equity incentive plan awards during fiscal 2010.
(3)	This column shows the number of shares of performance stock and/or restricted stock granted in fiscal 2010 to the named executive officers. All of the awards, except those granted to Mr. Collins on October 26, 2009, vest ratably in four equal annual installments beginning one year from the grant date. Mr. Collin’s award vests in three equal annual installments beginning one year from the grant date. Dividends are paid on the awards at the same rate as other outstanding common stock. Dividends are earned from grant date for restricted stock and from the achievement of stock appreciation targets for the performance stock.
(4)	This column shows the number of stock options granted in fiscal 2010 to the named executive officers. All of the grants vest ratably in three equal annual installments beginning one year from the grant date.
(5)	This column shows the grant date fair value of the restricted stock, performance stock and stock option awards granted to the named executive officers in fiscal 2010 as determined in accordance with the provisions of FASB ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of the Company’s common stock on the New York Stock Exchange on the grant date. The assumptions used to value option awards and performance stock in fiscal 2010 can be found in Note 7 of the Notes to Consolidated and Combined Financial Statements included in the Form 10-K for the fiscal year ended August 31, 2010.
(6)	These performance stock and stock options were annual long-term awards, as more fully described in “Compensation Discussion and Analysis.” Mr. Whitaker also received a restricted stock award during fiscal 2010.
(7)	Mr. Theodore received a restricted stock award valued at $25,000 on the date he joined the Company as a signing bonus. He received a restricted stock award of 12,000 shares on August 10, 2010 under our stock matching program. This award, which had a value of $219,720, was granted to Mr. Theodore to match his purchase of 12,000 shares of our common stock on August 10, 2010.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. All options with grant dates prior to the spin-off of the Company from Acuity Brands in October 2007 were equitably adjusted after the spin-off to increase the number of shares subject to the option and to decrease the exercise price to maintain the same intrinsic value of the options. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date or an adjusted value if for stock options granted prior to the spin-off.

	Option Grant Date	Option Awards				Stock Awards
Name		Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John K. Morgan	7/29/05	238,999	-0-	9.77	7/28/15
	12/1/05	15,932	-0-	10.71	11/30/15
						9/29/06	3,000	51,930
	11/14/07	165,864	165,866	12.52	11/13/17	11/14/07	49,920	864,115
	9/29/08	48,507	145,523	17.47	9/28/18	9/29/08	19,320	334,429
	9/1/09	-0-	120,608	15.02	9/1/19	9/1/09	32,959	570,520

Mark R. Bachmann	12/18/03	47,644	-0-	7.93	12/17/13
						9/29/06	475	8,222
	11/14/07	46,304	46,306	12.52	11/13/17	11/14/07	13,934	241,198
	9/29/08	8,085	24,255	17.47	9/28/18	9/29/08	3,217	55,686
	9/1/09	-0-	27,205	15.02	9/1/19	9/1/09	7,434	128,683

Robert P. Collins	11/14/07	26,540	26,540	12.52	11/13/17	11/14/07	7,984	138,203
	9/29/08	8,085	24,255	17.47	9/28/18	9/29/08	3,217	55,686
	9/1/09	-0-	19,837	15.02	9/1/19	9/1/09	5,421	93,838
						10/26/09	13,500	233,685

Jeffrey J. Sorensen	1/8/09	3,041	9,123	19.00	1/7/19
						12/1/08	1,185	20,512
	9/1/09	-0-	15,303	15.02	9/1/19	9/1/09	4,182	72,390

C. Francis Whitaker, III						9/29/06	187	3,237
	11/14/07	17,074	17,076	12.52	11/13/17	11/14/07	5,138	88,939
	9/1/09	-0-	4,912	15.02	9/1/19	9/1/09	3,745	64,826

Philip A. Theodore						7/19/10	1,366	23,646
						8/10/10	12,000	207,720

(1)	The market value is calculated as the product of (a) $17.31 per share, the closing market price of our common stock as of August 31, 2010, the last day of our fiscal year, multiplied by (b) the number of shares that have not vested.

Option Awards Vesting Schedule		Stock Awards Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
12/18/03	1/3 per year beginning one year from grant date	9/29/06	1/4 per year beginning one year from grant date
7/29/05	1/4 per year beginning one year from grant date	7/23/07	1/3 per year beginning one year from grant date
12/1/05	1/3 per year beginning one year from grant date	11/14/07	1/4 per year beginning one year from grant date
11/14/07	1/4 per year beginning one year from grant date	9/28/08	1/4 per year beginning one year from grant date
9/29/08	1/4 per year beginning one year from grant date	12/1/08	1/4 per year beginning one year from grant date
1/8/09	1/4 per year beginning one year from grant date	9/1/09	1/4 per year beginning one year from grant date
9/1/09	1/4 per year beginning one year from grant date	10/26/09	1/3 per year beginning one year from grant date
		7/19/10	1/4 per year beginning one year from grant date
		8/10/10	1/4 per year beginning one year from grant date

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John K. Morgan	-0-	$-0-	37,035	$647,815
Mark R. Bachmann	-0-	-0-	9,616	167,724
Robert P. Collins	-0-	-0-	5,066	88,210
Jeffrey J. Sorensen	-0-	-0-	395	6,849
Philip A. Theodore	-0-	-0-	-0-	-0-
C. Francis Whitaker, III	-0-	-0-	2,870	50,894

(1)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Fiscal 2010 Nonqualified Deferred Compensation

The Zep Inc. Supplemental Deferred Savings Plan (the SDSP) is an unfunded, nonqualified plan under which key associates, including the named executive officers, are able to annually defer up to 50% of salary and 90% of annual incentive awards or other cash bonus. At the time of the spin-off, the accounts, assets and liabilities related to our associates, including Messrs. Morgan, Bachmann, and Whitaker, were transferred from the Acuity Brands nonqualified deferred compensation plans of our former parent, Acuity Brands, to our SDSP.

The SDSP contains both Pre-Section 409A fund balances and Section 409A fund balances; the latter is designed to comply with the tax law requirements of Section 409A of the Code (Section 409A).

Section 409A Fund Balances.

Employee deferrals earn interest income on the daily outstanding balance in the account based on the prime rate; an “above-market interest rate” as defined by the SEC. Interest is credited daily and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited into up to three accounts to be distributed during his employment (in-service accounts). In-service accounts may be distributed in a lump sum or up to 10 annual installments no earlier than two years following the last deferral into the account. The executive may change the form of distribution twice during the period, provided that the change is made at least one year prior to termination or retirement, with the new distribution being delayed at least an additional five years after it would otherwise have been made in accordance with Section 409A. An executive is eligible for a Company match of 25% of his deferrals up to a maximum of 5% of compensation (salary and bonus) and is eligible for a supplemental Company contribution of 3% of compensation or 5% for certain designated executive officers. Company contributions made after October 2007 are invested in deferred stock units that are payable in our common stock. For balances contributed prior to December 2007, executives vest in Company contributions 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service. For balances contributed in December 2007 and beyond, executives vest in Company contributions as follows:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%
4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

Vested Company contributions are only eligible to be distributed at or following termination.

Mr. Morgan previously participated in the Acuity 2002 SERP, which provided a monthly benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement), multiplied by years of service as an executive officer of Acuity Brands (up to a maximum of 10 years), divided by 12. Benefits were generally payable for a 15-year period following retirement (as defined in the Acuity 2002 SERP), subject to such alternative forms of payment as may have been determined by Acuity Brands. Mr. Morgan’s benefit was frozen effective with our spin-off in October 2007. Mr. Morgan receives an annual contribution to the SDSP in replacement of benefits he would have received under the Acuity 2002 SERP. These replacement contributions are immediately vested when contributed. Mr. Morgan’s annual contributions to the SDSP continue until the earlier of his death, termination of employment, or until December 31, 2014 (the last day of the Plan Year in which he attains age 60).

Mr. Bachmann receives an annual contribution to the SDSP in replacement of benefits lost when an Acuity Brands pension plan was frozen in 2002. This annual contribution represents the increase in the actuarial present value of his benefit at age 65 under the frozen Acuity Brands pension plan. This replacement contribution is immediately vested when contributed. As long as Mr. Bachmann is continuously employed by the Company, his annual contribution continues until December 31, 2020.

Pre-Section 409A Fund Balances.

Pre-Section 409A Fund Balances encompass executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments. Executives may only change their existing distribution elections for Pre-Section 409A fund balances in the SDSP in accordance with the applicable plan rules.

The table below provides information on the nonqualified deferred compensation of the named executive officers during fiscal 2010 under the SDSP.

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Company Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John K. Morgan	$103,877	$167,092	$30,337	$-0-	$1,152,422
Mark R. Bachmann	57,138	20,372	23,490	(43,527)	830,613
Robert P. Collins	21,112	4,652	1,236	-0-	71,284
Jeffrey J. Sorensen	13,700	2,016	128	-0-	15,569
Philip A. Theodore	4,327	-0-	2	-0-	4,329
C. Francis Whitaker, III	-0-	3,447	255	-0-	27,619

(1)	Amounts shown in this column are included in the amount reported as “Salary” in the “Fiscal 2010 Summary Compensation” table.
(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.
(3)	Mr. Morgan’s contribution includes $152,199 related to his SERP benefit, described above. Mr. Bachmann’s contribution includes $12,625 related to his Pension benefit, described above. Amounts shown in this column are included in the amount reported as “All Other Compensation” in the “Fiscal 2010 Summary Compensation” table.
(4)	The above-market portion of the interest amounts shown in this column, if any, is also reported as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Fiscal 2010 Summary Compensation” table.

Employment Agreements

None of our named executive officers, other than Mr. Morgan, has an employment agreement. Mr. Morgan has an employment agreement pursuant to which his compensation consists of:

•	a base salary in the amount from time-to-time fixed by our Compensation Committee;

•	an annual incentive payment in an amount approximately equal to 85% of his base salary;

•	an annual long-term equity incentive award in an amount approximately equal to 175% of his base salary;

•	his participation in all employee benefit plans and perquisites of the Company, other than the group health plan; and

•

an annual contribution into the SDSP of an amount that is equal to the actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP. See “Deferred Compensation Plan” in “Compensation Discussion and Analysis.”

Mr. Morgan provides his own health insurance coverage and receives a salary adjustment to offset part of the cost of doing so. Mr. Morgan’s employment agreement does not a have a definite term. It remains in force until either the Company or Mr. Morgan gives notice to the other of the termination, which may be without cause.

The compensation arrangements of our other named executive officers, other than Mr. Morgan, currently consist of an annual base salary, target incentive opportunities as a percentage of base salary, participation in the annual and long-term incentive plans, participation in employee benefit plans and perquisites afforded to executives at their level, and participation in the SDSP, including an annual supplemental contribution totaling either 3% or 5% of their base salary and annual incentive awards or other cash bonus.

Potential Payments upon Termination

Each of our named executive officers has entered into a severance agreement with the Company, and each of our named executive officers, except Mr. Sorensen, has entered into a change in control agreement with the Company. The material terms of the agreements are summarized below.

Payments upon Severance

The severance agreements for our named executive officers provide the benefits summarized below in the event that, during the term of the severance agreements, their employment is involuntarily terminated by the Company without cause, or is terminated by the executive for good reason (as each such term is defined in the severance agreement).

Mr. Morgan is entitled to the following pursuant to his severance agreement:

•	a severance payment consisting of (i) continuation of his monthly base salary for 24-month severance period and (ii) a lump sum payment equal to 170% of his base salary;

•

in lieu of continuation of healthcare and life insurance, two payments (one in each of the two fiscal years following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan’s salary attributable to his provision of his own health insurance (the “adjustment factor”) for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs;

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting of any performance stock for which performance targets have been achieved;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance stock for which performance targets are achieved and vesting begins during the severance period; and

•

immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan’s termination), with distribution of such amounts to be made in accordance with the terms of the SDSP.

Messrs. Bachmann, Collins, Sorensen and Theodore are entitled to the following pursuant to their severance agreements:

•

a severance payment, paid in monthly installments over the severance period (but paid in full by the March 15 of the year following the year of the separation), that is calculated by multiplying the executive’s then current monthly base salary by number of months specified in the table below;

•	continuation of healthcare and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•

additional benefits, at the discretion of the Compensation Committee, including, without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; subject, however, to the requirements of Code Section 409A.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are determined in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•

termination is the result of the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

Under the severance agreements, a good reason for termination by an executive of his employment with the Company means the occurrence during the two-year term after a change in control (without the executive’s express consent) of any of the following acts by the Company, if not corrected within 30 days after written notice is given to us by the executive:

•	material diminution in the executive’s base salary;

•	material diminution in the executive’s authority, duties, or responsibilities from those in effect immediately prior to the change in control;

•

material change in the geographic location at which the executive must perform his services, which is defined as requiring the executive to be based more than 50 miles from the primary workplace where executive was based immediately prior to the change in control; or

•	any other action or inaction that constitutes a material breach by the Company of the agreement under which the executive performs his services.

The benefits provided for under the severance agreements with our named executive officers are intended to be exempt from, or to comply with, the requirements of Code Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to their severance agreements will be delayed for a period of six months following termination, to the extent required under Code Section 409A.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, non-recruitment and non-competition, and the executive’s receipt of the benefits provided for in the severance agreements is subject to the execution of a release by the executive. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his or her rights under his or her severance agreement. Each severance agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control.

Pursuant to the severance agreements, our named executive officers would have received the payments and benefits quantified in the table below in the event of their termination by the Company without cause, assuming the termination occurred on August 31, 2010.

Name	Severance Period(1)	Base Salary Multiplier (1)	Severance Payment ($)(1)	Welfare Plan Continuation ($)(2)	Outplacement ($)(3)	Value Realized on Accelerated Unvested Equity Awards ($)(4)	Total ($)
John K. Morgan	24	NA	$2,090,500	$8,065	$56,500	$2,795,220	$4,950,285
Mark R. Bachmann	18	24	600,000	17,489	30,000	NA	647,489
Robert P. Collins	12	17.4	340,750	11,198	23,500	NA	375,448
Jeffrey J. Sorensen	9	12.6	220,500	8,305	21,000	NA	249,805
Philip A. Theodore	9	13.8	258,750	3,299	22,500	NA	284,549

(1)	Pursuant to the terms of his severance agreement, Mr. Morgan will continue to receive his base salary for the 24-month severance period and will also receive a lump sum payment equal to 170% of his base salary. Pursuant to the terms of their agreements, the severance payments for Messrs. Bachmann, Collins, Sorensen and Theodore, which are paid in equal monthly installments over the severance period (but paid in full by March 15 of the year following the year of the separation), are calculated using the Base Salary Multiplier times the current monthly base salary.
(2)	For Mr. Morgan, in lieu of welfare plan continuation, the amount shown is the sum of two payments (one in each of the two fiscal years of the Company following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan’s salary attributable to his provision of his own health insurance (the “adjustment factor”) for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs. For Messrs. Bachmann, Collins, Sorensen and Theodore, welfare plan continuation payments are made on a monthly basis during the severance period and are based on applicable employee rates.
(3)	The maximum amount payable for outplacement is ten percent of base salary.
(4)	For Mr. Morgan, the amount shown represents the sum of: (a) the value that would be realized on unvested stock options that would become vested during the 24-month severance period calculated by taking the difference of (i) the closing price of our common stock on August 31, 2010, and (ii) the exercise price of the options, and multiplying that difference by the number of unvested stock options, (b) the value of unvested restricted stock awards that would become vested on a monthly basis during the severance period calculated by multiplying the number of performance shares by the closing price of our common stock on August 31, 2010; and (c) the value of unvested performance awards that have attained their specified performance targets calculated by multiplying the number of performance shares by the closing price of our common stock on August 31, 2010. The closing price per share of our common stock on August 31, 2010 was $17.31.

Payments upon a Change in Control

It is intended that change in control agreements will provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. As noted above, Mr. Sorensen does not have a change in control agreement.

Each change in control agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control.

If the employment of the named executive officer is terminated at the time of or within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the executive for good reason (as each term is defined in the change in control agreement), the executive will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to the multiple set forth in the table below of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•

for Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 36-month period following termination (assuming that Mr. Morgan participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of Mr. Morgan during the 36-month period following termination (based on specified assumptions regarding his participation in the SDSP); and

•

for our named executive officers other than Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 18-month period following termination (assuming that the named executive officer participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of the named executive officer during the 18-month period following termination (based on specified assumptions regarding his participation in the SDSP).

In addition, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the executive may require us to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

The change in control agreements for each of Messrs. Morgan and Bachmann provide that we will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Code on any payment made to them pursuant to the change in control agreements or otherwise in connection with a change in control. Their agreements further provide, however, that if the payments to them that would be subject to the excise tax do not exceed 105% of the largest amount that they could receive without any portion of the payment being subject to the excise tax, the payments to them will be reduced so that the excise tax will not apply and so that no gross-up payment will be required.

The change in control agreements with our other named executive officers provide that, if the payments to be made under their change in control agreements would be subject to the excise tax, the payment will be reduced to the level necessary to avoid the excise tax if, and only to the extent that, the reduction will allow the named executive officer to receive a greater net after tax amount than he would receive absent the reductions.

The benefits provided for under the change in control agreements are intended to be exempt from, or to comply with, the requirements of Code Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to the change in control agreements will be delayed for a period of six months following termination, to the extent required under Code Section 409A.

With respect to each of our named executive officers, other than Messrs. Bachmann, a change in control occurs if one of the following events occurs:

•	a person or group acquires more than 50% of the total fair market value or total voting power of our common stock;

•	during any 12-month period, a person or group acquires 30% or more of the total voting power of our common stock;

•

during any 12-month period, at least two-thirds of the members of our Board of Directors are replaced by persons whose appointment or election was not endorsed by at least two-thirds of the members of our Board prior to their appointment or election; or

•	a person or group acquires during a 12-month period more than 50% of the total gross fair market value of our assets.

In Mr. Bachmann’s change in control agreement, a change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•

a change in more than one-third of the members of our board who were either members as of the date we were spun-off by our former parent company or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation involving the Company after which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination because the executive:

•

intentionally and continually failed to substantially perform his duties which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the named executive’s status, title, position or responsibilities which, in the named executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior to the change in control; the assignment to the named executive of any duties or responsibilities which, in the named executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the named executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the named executive other than for good reason;

•	a reduction in the named executive’s base salary or any failure to pay the named executive any compensation or benefits to which he is entitled within five days of the date due;

•

the Company requiring the named executive to be based more than 50 miles from the primary workplace where the named executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by the Company (1) to continue in effect (without reduction of benefit level or reward opportunity) any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy of the Company;

•	a material breach by the Company of any provision of the agreement;

•	any purported termination for cause which does not comply with the cause definition in the agreement;

•	the failure of any successor to or assignee of the Company to assume the agreement; and

•

for Mr. Morgan, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from his promotion) granted to him during the three full years ended prior to a change in control (or such lesser number of full years during which he was employed).

Pursuant to the change in control agreements, our named executive officers would have received the payments and benefits quantified in the table below, assuming a change in control occurred on August 31, 2010.

Name	Multiple	Salary & Bonus(1)	Pro-Rata Bonus(2)	Welfare Plan Continu- ation(3)	Outplace- ment	Company Contri- butions to 401(k) and SDSP(4)	Unvested Company Contri- butions in SDSP(5)	Excise Tax Gross-Up(6)	Value Realized on Accelerated Unvested Equity Awards(7)	Total
John K. Morgan	3 X	$3,135,750	$480,250	$12,398	NA	$657,772	$—	$—	$2,891,685	$7,177,855
Mark R. Bachmann	1.5 X	721,868	181,245	17,489	NA	66,758	263,215	—	717,894	1,968,468
Robert P. Collins	1.5 X	542,016	126,344	17,219	NA	37,719	22,173	NA	693,965	1,439,436
Jeffery J. Sorensen	(8)	220,500	—	8,305	$21,000	NA	2,029	NA	127,947	379,781
Philip A. Theodore	1.5 X	472,500	10,849	6,749	NA	25,200	—	NA	231,365	746,663

(1)	Represents the sum of (a) base salary plus (b) highest of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years multiplied by the multiple.
(2)	Represents the payment of a pro-rata bonus for the year of separation calculated as the greater of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years. For Mr. Theodore, the amount is pro-rated because his employment began on July 19, 2010.
(3)	For Mr. Morgan, in lieu of welfare plan continuation, the amount is the sum of three payments (one in each of the three fiscal years of the Company following his termination), each payment to be in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan’s salary attributable to his provision of his own health insurance (the “adjustment factor”) for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs. For Messrs. Bachmann, Collins, Sorensen and Theodore, welfare plan continuation payments are made on a monthly basis during the severance period and are based on applicable employee rates.

(4)	Represents an estimate of the annual Company contributions into the defined contribution and deferred compensation plans equal to the number of months associated with the multiple. Amounts shown also include SERP and/or pension make-up contributions for Messrs. Morgan and Bachmann.
(5)	Represents the value of unvested Company contributions held in the deferred compensation plan at August 31, 2010.
(6)	The agreements for Messrs. Morgan and Bachmann provide for an excise tax gross-up payment if the total value of the their payment exceeds 105% of the safe harbor amount. Based upon the amounts that would be paid if a change in control occurred on August 31, 2010, the total payments to Messrs. Morgan and Bachmann would not exceed the safe harbor limit and, thus are not subject to excise tax.
(7)	Pursuant to the terms of the respective award agreements, upon a change in control, all unvested stock options, restricted stock, and performance-based awards become fully vested. The value realized represents the following: (a) for stock options, the difference between the closing price of our common stock and the exercise price of the unvested options multiplied by the number of unvested stock options, (b) for restricted stock and performance-based awards, the number of unvested shares multiplied by the closing price of our common stock. The closing price per share of our common stock on August 31, 2010 was $17.31.
(8)	Mr. Sorensen does not have a change in control agreement; therefore, amounts shown reflect the change in control benefits afforded him pursuant to his severance agreement and/or the terms and conditions set forth in each of the plans in which he participates.

Payments upon Death, Disability or Retirement

Our employment agreement with Mr. Morgan and our severance agreements with our named executive officers provide that the agreement terminates upon the death or termination of employment by reason of retirement or disability without the payment of death or retirement benefits to the named executive officer. Our SDSP provides that Company contributions to a named executive officer’s account vest and are payable upon his death or total and permanent disability. The amounts that would vest for each named executive officer as a result of these events are the same as the amounts shown in the table set forth above under the caption “Payments upon Severance” in the column captioned “Unvested Company Contributions in SDSP.” Retirement does not result in accelerated vesting of Company contributions to the SDSP account of a named executive officer. Our equity award agreements generally provide for accelerated or, in some cases, continued vesting as a result of death, disability or retirement, as follows:

•

Death or Disability. Upon the death or disability of a named executive officer, his stock options vest and are exercisable to the earlier of the expiration date or one year after the event and his restricted stock and performance stock awards vest. The value of the equity awards that would vest with respect to each of our named executive officers upon his death or termination of employment by reason of disability as of August 31, 2010, assuming the named executive officer exercised all stock options on such date, is set forth in the immediately preceding table in the column captioned “Value Realized on Accelerated Unvested Equity Awards.”

•

Retirement. The retirement provisions of our equity award agreements apply to a termination of employment by reason of retirement at age 55. In the event of the retirement of a named executive officer at or after age 55, his unvested options are forfeited and vested options are exercisable to the earlier of their expiration date or five years after retirement and his unvested restricted stock awards and performance stock awards are forfeited. On August 31, 2010, Messrs. Morgan, Collins and Theodore had attained the age of 55. If one of them had retired on August 31, 2010, and had exercised all vested stock options on that date, the value of the exercised stock options would have been as follows: for Mr. Morgan, $2,701,692; for Mr. Collins, $127,127; and for Mr. Theodore, $0.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in the Company’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 25, 2011, to the Company at its principal executive offices at 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

The Company’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Company who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Company’s notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in proper written form to the Company’s Secretary and such business must be a proper matter for stockholder action under Delaware Law.

To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at the principal executive offices of the Company not less than 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the Meeting Anniversary). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the Meeting Anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice of such stockholder’s proposals or nominations must set forth:

•

as to the stockholder giving the notice and any beneficial owner of the shares of stock owned of record or beneficially by such stockholder, any person controlling or acting in concert with such stockholder and any person controlling, controlled by or under common control with any such persons (each an “Associated Person”) (on whose behalf a nomination is made, in the case of a stockholder nomination):

•	the name and address of such stockholder, as they appear on the Company’s books, and of such Associated Persons;

•	the residence name and address of such stockholder (if different from the Company’s books);

•	the class and number of shares of the Company that are owned beneficially and of record by such stockholder or such Associated Person;

•	a description of any derivative positions held or beneficially held by such stockholder or such Associated Person; and

•	whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or such Associated Person.

A stockholder’s notice of such stockholder’s proposals must also set forth:

•

as to each matter of business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any Associated Person:

•

a description of all arrangements or understandings between such stockholder or Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, Associated Person or other person or entity in such business;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

•

a representation as to whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s voting shares required to approve the proposal or otherwise to solicit proxies from stockholders in support of the proposal.

A stockholder’s notice of such stockholder’s nominations must also set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors in a contested election of directors (even if an election contest or proxy solicitation is not involved) or is otherwise required pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice and any Associated Person on whose behalf a nomination is made:

•

a description of all arrangements or understandings between such stockholder or Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

•

all information relating to such stockholder or such Associated Person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act; and

•

whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees or otherwise to solicit proxies from stockholders in support of the nomination.

Any stockholder who submits a notice of proposal for business or nomination for election is also required to update and supplement the information disclosure in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is 12 days prior to such meeting or any adjournment or postponement thereof.

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased

Board made by the Company at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by the Company’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

The preceding six paragraphs are intended to summarize the applicable By-Laws of the Company. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Company’s website at www.zepinc.com under “Corporate Governance.”

By order of the Board,

/s/ Philip A. Theodore

PHILIP A. THEODORE

Vice President, General Counsel and Corporate Secretary

PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 P.M. Eastern Time on the day prior to the annual meeting.

INTERNET http://www.proxyvoting.com/zep
Use the Internet to vote your shares. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your shares. Have your proxy card in hand when you call.
If you vote your shares by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.	Please mark your votes as indicated in this example	☒

	FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐		FOR	AGAINST	ABSTAIN
1 ELECTION OF DIRECTORS				2 VOTE TO APPROVE THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM	☐	☐	☐

Nominees: 01 Timothy M. Manganello 02 John K. Morgan 03 Joseph Squicciarino 04 Timothy T. Tevens

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions:

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Zep Inc. account online.

Access your Zep Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Zep Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For technical assistance call 1-877-978-7778 between 9 a.m. to 7 p.m.

Monday through Friday, Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess and follow the step-by-step instructions to enroll.

Important notice regarding the Internet availability of Proxy Materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2010 Annual Report to Stockholders,

which includes the Annual Report on Form 10-K, are available at:

http://www.proxyvoting.com/zep

▼  FOLD AND DETACH HERE  ▼

PROXY

Zep Inc.

Annual Meeting of Stockholders – January 6, 2011

This Proxy is Solicited by the Board of Directors of the Company

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints John K. Morgan, Mark R. Bachmann and Philip A. Theodore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Zep Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held January 6, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change / Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)